SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event report): June 15, 2006
WEYERHAEUSER COMPANY
(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777

(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 8.01. OTHER EVENTS
On June 15, 2006, the company issued the following press release:
WEYERHAEUSER INCREASES REGULAR THIRD QUARTER
DIVIDEND BY 20 PERCENT TO 60 CENTS PER SHARE
FEDERAL WAY, Wash. — The board of directors of Weyerhaeuser Company (NYSE: WY) today declared a dividend of 60 cents per share on the common stock of the corporation payable August 28, 2006 to shareholders of record at the close of business August 4, 2006. This is an increase of 20 percent from the second quarter dividend of 50 cents per share.
“Due to the company’s ability to generate strong free cash flow, Weyerhaeuser has the financial capability to increase its regular quarterly dividend, as well as repurchase shares and continue to invest in certain businesses to enhance its leadership position in the industry.” said Steven R. Rogel, chairman, president and chief executive officer. “This dividend increase delivers on the board’s commitment to return capital to shareholders, and it underscores the board’s confidence in Weyerhaeuser’s prospects for long-term growth and profitability. Independent of the dividend increase, we continue to execute our business strategies, including actively evaluating alternatives for our fine paper business.”
Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2005, sales were $22.6 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY
By:	/s/ Jeanne Hilman
Its: Vice President and
Chief Accounting Officer

Date: June 15, 2006